EXHIBIT 99.1
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     FOR IMMEDIATE RELEASE:             CONTACT:
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     May 11, 1999                       Fiona Hutton
                                        V.P., Corp. Communications
                                        310-899-4700

             CADIZ ANNOUNCES DIVIDEND DISTRIBUTION
              OF PREFERRED SHARE PURCHASE RIGHTS

     Santa Monica, CA -- Cadiz Inc. (Nasdaq: CLCI) announced today that the Company's Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Cadiz Inc. common stock.

     Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle shareholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $35.00. The Company will be entitled to redeem the Rights at $.01 per Right at any time before a person becomes an Acquiring Person by acquiring 15% or more of the outstanding common stock of the Company.

     The Rights are intended to enable all Cadiz shareholders to realize the long-term value of their investment in the Company. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights are designed to assure that all Cadiz shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all shareholders a control premium.

     If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Cadiz having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price.

     The dividend distribution to establish the new Rights
Plan will be payable to shareholders of record on June 1, 1999. The Rights will expire in ten years. The Rights distribution is not taxable to shareholders.

     Founded in 1983, Cadiz Inc. is a publicly held agricultural and water resources firm. With its subsidiary, Sun World International, Inc., Cadiz is one of the largest vertically integrated agricultural companies in California. The Company owns significant landholdings in Southern California with substantial underlying water resources. Further information on the Company can be obtained by visiting its corporate web site at www.cadizinc.com.

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